EXHIBIT A

Attached hereto as Exhibit A is the Registrant's Press Release dated February 24, 2003 announcing the commencement of an exchange offer relating to its outstanding 8.75% Class IV Negotiable Obligations due December 15, 2003.

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                                  PRESS RELEASE
                             (For Immediate Release)


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     Buenos Aires (February 24, 2003). Banco Rio de la Plata S.A. announced today that it was commencing an exchange offer (the "New Offer") for any and all of its outstanding 8.75% Class IV Negotiable Obligations due December 15, 2003 in the aggregate outstanding amount of US$89,875,000 (the "Existing Notes"). The New Offer is being made inside the United States to U.S. persons and outside the United States to non-U.S. persons solely pursuant to the terms of separate offering memoranda and separate related documentation dated February 24, 2003. The New Offer is being made to holders of Existing Notes on economic terms that are substantially comparable to those of our prior offer that terminated in accordance with its terms on January 24, 2003 except that, unlike the prior offer, we do not intend to offer to holders of Existing Notes the opportunity to participate in a cash tender offer. In order to participate in the New Offer, holders of the Existing Notes will be required to provide to Mellon Investors Services LLC, which is acting as Information Agent on our behalf, certain required certifications as to their jurisdiction of residence in order to allow required documentation to be distributed to such holder.

     Pursuant to our offering documents, holders of the Existing Notes are being offered the opportunity to tender US$1,000 principal amount of Existing Notes held by them for either:

o a specified amount of a new series of Step-Up Notes due December 15, 2009, which will be issued with a Contingent Interest Coupon Certificate, or CICC, that will entitle the holder thereof to a limited amount of additional interest in the form of a contingent cash payment from us depending on our earnings and net worth for each of the fiscal years 2003 through 2009, plus specified amounts of cash; or

o a specified amount of a new series of Floating Rate Mandatorily Exchangeable Notes due August 3, 2012, which shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable by us upon the occurrence of certain specified events into an equivalent principal amount of Bonos del Gobierno Nacional due August 3, 2012, a series of unsecured securities issued in 2002 by the Republic of Argentina (known as "BODEN"), plus specified amounts of cash.

     Holders that tender their Existing Notes pursuant to the New Offer will not be entitled to withdraw such tenders of Existing Notes except in the event that we modify or amend the New Offer in any material respect. The New Offer is scheduled to expire on April 7, 2003, unless extended, as described in our offering documents.

     The New Offer is being made solely pursuant to the offering documentation and holders of the Existing Notes are requested to contact Mellon Investors Services as soon as possible to provide the required certifications which are necessary to participate in our New Offer. The New Offer is being made outside of the United States under Regulation S of the U.S. Securities Act of 1933 and inside the United States pursuant to a separate exemption under such law.

     We expect that the new notes to be offered will be listed on the Buenos Aires Exchange (Bolsa de Comercio de Buenos Aires).

     The New Offer is subject to a number of important limitations and conditions, including receipt of required regulatory approvals and authorizations, all as described in our offering documents.

     We have determined to engage in the New Offer as part of an overall effort to restructure our assets and liabilities and refocus our business in response to the recent and current economic crisis in Argentina. The goal of the New Offer is to extend the maturity of our debt, reduce interest expense and better position us to be able to assure our investors of the repayment of our debt. We also expect that the New Offer will improve our financial position and in so doing benefit our depositors and other creditors.

     Mellon Investors Services can be contacted at 44 Wall Street, New York, New York 10005, U.S.A., telephone (917) 320-6286.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES IN THE UNITED STATES OR IN ANY OTHER JURISDICTION IN WHICH SAID OFFER IS PROHIBITED, AND ANY SUCH SECURITIES IF ISSUED BY BANCO RIO CANNOT BE SOLD IN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR IN ANY OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED. BANCO RIO DOES NOT EXPECT TO REGISTER ANY PART OF THE OFFERING IN THE UNITED STATES OR TO MAKE ANY PUBLIC OFFER OF ANY SECURITIES IN ANY JURISDICTION OTHER THAN ARGENTINA. THIS PRESS RELEASE CANNOT BE DISTRIBUTED IN THE UNITED STATES OR FORWARDED TO ANY U.S. NEWS MEDIA NOR DISTRIBUTED OR FORWARDED TO THE NEWS MEDIA OF ANY OTHER COUNTRY IN WHICH SUCH DISTRIBUTION OR FORWARDING COULD BE PROHIBITED.

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